RenaissanceRe Expands Global Underwriting Platform at Lloyd's

Pembroke, Bermuda, April 30, 2009 - RenaissanceRe Holdings Ltd. (NYSE: RNR) today announced that the Company has received approval from Lloyd's to establish a new syndicate to be known as RenaissanceRe Syndicate 1458.

The Syndicate will commence operations in May, underwriting business incepting on or after June 1, 2009. Coverage to be underwritten will include commercial property and specialty lines. The syndicate will enhance RenaissanceRe's underwriting platform by providing the Company with access to Lloyd's extensive distribution network and worldwide licenses.

Neill Currie, Chief Executive Officer, said: "We are pleased to announce this extension of our global underwriting platform at Lloyd's, which will enable us to execute across a diverse range of markets to respond more effectively to the needs of both U.S. and international customers. We look forward to a long and successful partnership with Lloyd's. The extensive distribution network and worldwide licenses of the Lloyd's marketplace will complement and extend our existing strategies and our strong underwriting platforms in Bermuda and elsewhere."

RenaissanceRe is partnering with Spectrum Syndicate Management Ltd., who will be the managing agent of the Syndicate and whose active underwriter will be Jamie Lewis, a senior underwriter with the Company since 2003.

Funds at Lloyd's will be provided by a sole corporate member wholly-owned by RenaissanceRe.

RenaissanceRe Holdings Ltd. is a global provider of reinsurance and insurance. Our business consists of two segments: (1) Reinsurance, which includes catastrophe reinsurance, specialty reinsurance and certain joint ventures and other investments managed by our subsidiary RenaissanceRe Ventures Ltd., and (2) Individual Risk business, which includes primary insurance and quota share reinsurance.

Cautionary Statement under "Safe Harbor" Provisions of the Private Securities Litigation Reform Act of 1995: Statements made in this news release contain information about the Company's future business prospects. These statements may be considered "forward-looking." These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements. The Company undertakes no obligation to update any forward-looking statements in this press release as a result of new information or future events or developments. For further information regarding cautionary statements and factors affecting future results, please refer to RenaissanceRe Holdings Ltd.'s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2008 and its quarterly reports on Form 10-Q.

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INVESTOR CONTACT: Fred R. Donner Executive Vice President and Chief Financial Officer (441) 295-4513	MEDIA CONTACT: Dawn Dover or David Lilly Kekst and Company (212) 521-4800